ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-200212

Dated January 30, 2015

Ubs ETRACS Home List of ETNs Education Materials Press Releases Contact Us S 2,007. & P 500 -0. 51 68% 17,296. Dow Jones -0.43 69% 4,169. NASDAQ -0.79 28% 10 1. Yr 68 Bond -4.29% 1,271. Gold 1.04%00 Oil 45. 1.84% 41 Source Info What are ETRACS ETNs? ETRACS ETNs, are exchange-traded notes, an innovative class of investment products offering access to markets and strategies that otherwise may not be readly available to investors, and offer unique diversification opportunities in a number of different sectors and investment strategies such as income, commodities, MLPs and leverage. U.S. Market Headlines January 30, 2015 10:51 am GRAINS-Wheat rallies, rebounds from 3-month low on U.S. export data 10:44 am LIVESTOCK-CME live cattle futures slump, but off session lows 10:40 am FOREX-Dollar mixed after disappointing headline Q4 U.S. GDP The through U.S. the Market related Headlines hyperlinks and are any provided content by accessible third parties. UBS preparation AG and or its content affiliates of are articles not responsible accessible through for the such hyperlinks. Indices Comparison Customize -1.00%-0.50%0%0.50%1.00% DJIA NSDQ 100 S&P 500 delayed Market data by at is least provided 10 minutes. by Solvians/SIX Financial and is Recent Product Launches ETRACS Income Yields AMU MLPL MLPI 5.41% 12.57% 4.98% 15-09-2014 REUTERS VQTS HDLV LMLP FMLP Current Yield is based on the Current Indicative Value of the ETN* Latest Press Releases 1/06/2015 UBS declares coupon payments on sixteen ETRACS Exchange-Traded Notes on January 6, 2015 All news Contact us UBS Important has filed legal a information registration specific statement to ETRACS (including ETNs. a prospectus, as supplemented by a prospectus supplement for each offering of the ETRACS ETNs) with the Securities and Exchange Commission (the about “SEC”) UBS for the and offerings the offerings to which to which this communication this communication relates. relates. Before You you may invest, get these you should documents read these for free documents by visiting and EDGAR any other on the documents SEC website that UBS at www. has sec. filed gov. with Alternatively, the SEC for you more can complete request information the prospectus and any applicable prospectus supplement by calling toll-free +1-(877)-387 2275. Terms of use Privacy Contact us ubs.com Important Disclaimer legal Business and regulatory continuity information: (pdf) services The products, in question services, for further information information. and/or materials Activities contained with respect within to US these securities web pages are conducted may not be through available UBS for Securities residents LLC, of certain a US jurisdictions. broker dealer. Please Member consult of SIPC the sales restrictions relating to the products or © For UBS information 1998-2015. as to All which rights entity reserved. provides Selected the services market in data each provided jursidiction by Solvians. click here. For information regarding market data terms of use click here.

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TICKER SYMBOL	NAME	INDICATIVE VALUE	CHANGE	LEVERAGE	CURRENT YIELD (ANNUALIZED)	DOCUMENT
AMU	ETRACS Alerian MLP Index ETN	$ 27.89	+0.40%	--	5.42%*	Prospectus Supplement
BDCL	ETRACS 2xLeveraged Long Wells Fargo Business Development Company Index ETN	$ 19.79	-1.12%	2x	19.50%*	Prospectus Supplement
BDCS	ETRACS Linked to the Wells Fargo Business Development Company Index ETN	$ 22.16	-0.56%	--	8.69%*	Prospectus Supplement
CEFL	ETRACS Monthly Pay 2xLeveraged Closed-End Fund ETN	$ 21.86	-0.50%	2x	22.58%**	Pricing Supplement
DJCI	ETRACS Bloomberg Commodity Index Total Return ETN	$ 18.16	+0.18%	--	--	Prospectus Supplement
DVHI	ETRACS Diversified High Income ETN	$ 24.39	-0.25%	--	6.80%**	Prospectus Supplement
DVHL	ETRACS Monthly Pay 2xLeveraged Diversified High Income ETN	$ 23.64	-0.46%	2x	16.20%**	Pricing Supplement
DVYL	ETRACS Monthly Pay 2xLeveraged Dow Jones Select Dividend Index ETN	$ 50.30	-2.10%	2x	6.91%**	Pricing Supplement
FMLP	ETRACS Wells Fargo® MLP Ex-Energy ETN	$ 24.22	-0.12%	--	5.31%**	Prospectus Supplement
FUD	ETRACS CMCI Food Total Return ETN	$ 21.05	-0.99%	--	--	Prospectus Supplement
HDLV	ETRACS Monthly Pay 2xLeveraged US High Dividend Low Volatility ETN	$ 28.55	-1.42%	2x	8.20%**	Pricing Supplement
LMLP	ETRACS Monthly Pay 2xLeveraged Wells Fargo MLP Ex-Energy ETN	$ 23.62	-0.25%	2x	11.40%**	Pricing Supplement
MLPG	ETRACS Alerian Natural Gas MLP Index ETN	$ 33.76	+0.05%	--	5.58%*	Prospectus Supplement
MLPI	ETRACS Alerian MLP Infrastructure Index ETN	$ 38.52	+0.39%	--	4.99%*	Prospectus Supplement
MLPL	ETRACS 2xMonthly Leveraged Long Alerian MLP Infrastructure Index ETN	$ 51.66	+0.81%	2x	12.58%*	Prospectus Supplement
MLPS	ETRACS 1xMonthly Short Alerian MLP Infrastructure Total Return Index ETN	$ 11.31	-0.25%	--	--	Prospectus Supplement

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MLPW	ETRACS Wells Fargo MLP Index ETN	$ 33.32	+0.32%	--	4.98%*	Prospectus Supplement
MORL	ETRACS Monthly Pay 2xLeveraged Mortgage REIT ETN	$ 19.96	-0.15%	2x	24.07%**	Pricing Supplement
PTM	ETRACS CMCI Long Platinum Total Return ETN	$ 13.42	+0.52%	--	--	Prospectus Supplement
RWXL	ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN	$ 36.05	-0.61%	2x	3.87%**	Pricing Supplement
SDYL	ETRACS Monthly Pay 2xLeveraged S&P Dividend ETN	$ 52.76	-2.42%	2x	5.45%**	Pricing Supplement
SPGH	ETRACS S&P 500 Gold Hedged Index ETN	$ 55.97	+0.20%	--	--	Prospectus Supplement
SPLX	ETRACS Monthly Reset 2xLeveraged S&P 500® Total Return ETN	$ 29.32	-1.71%	2x	--	Pricing Supplement
UAG	ETRACS CMCI Agriculture Total Return ETN	$ 20.63	-1.06%	--	--	Prospectus Supplement
UBC	ETRACS CMCI Livestock Total Return ETN	$ 21.43	-0.23%	--	--	Prospectus Supplement
UBG	ETRACS CMCI Gold Total Return ETN	$ 32.91	+1.01%	--	--	Prospectus Supplement
UBM	ETRACS CMCI Industrial Metals Total Return ETN	$ 14.60	+1.04%	--	--	Prospectus Supplement
UBN	ETRACS CMCI Energy Total Return ETN	$ 8.73	+0.34%	--	--	Prospectus Supplement
UCI	ETRACS CMCI Total Return ETN	$ 15.10	+0.13%	--	--	Prospectus Supplement
USV	ETRACS CMCI Silver Total Return ETN	$ 22.93	+1.87%	--	--	Prospectus Supplement
VQTS	ETRACS S&P 500 VEQTOR Switch ETN	$ 23.55	+0.17%	1x	--	Prospectus Supplement
XVIX	ETRACS Daily Long-Short VIX ETN	$ 16.15	+1.28%	--	--	Prospectus Supplement

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* "Current Yield (annualized)" equals the most recently announced Coupon Amount, multiplied by four (to annualize such coupons), divided by the Current Indicative Value of the ETN, or, if the Current Indicative Value is not available, then the most recent closing Indicative Value, and rounded to two decimal places for ease of analysis. The Current Yield is not indicative of future coupon payments, if any, on the ETN. You are not guaranteed any coupon or distribution amount under the ETN.

** "Current Yield (annualized)" equals the sum of the most recently announced Coupon Amount and the two immediately preceding Coupon Amounts, multiplied by four (to annualize such coupons), divided by the Current Indicative Value of the ETN, or, if the Current Indicative Value is not available, then the most recent closing Indicative Value, and rounded to two decimal places for ease of analysis. The Current Yield is not indicative of future coupon payments, if any, on the ETN. You are not guaranteed any coupon or distribution amount under the ETN.

*** "Current Yield (annualized)" equals the most recently announced Coupon Amount, divided by the Current Indicative Value of the ETN, or, if the Current Indicative Value is not available, then the most recent closing Indicative Value, and rounded to two decimal places for ease of analysis. The Current Yield is not indicative of future coupon payments, if any, on the ETN. You are not guaranteed any coupon or distribution amount under the ETN.

Important legal information specific to ETRACS ETNs.
UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for each offering of the ETRACS ETNs) with the Securities and Exchange Commission (the "SEC") for the offerings to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offerings to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and any applicable prospectus supplement by calling toll-free +1-(877)-387 2275.

Terms of use Privacy Contact us ubs.com Important Disclaimer legal Business and regulatory continuity information: (pdf) services The products, in question services, for further information information. and/or materials Activities contained with respect within to US these securities web pages are conducted may not be through available UBS for Securities residents LLC, of certain a US jurisdictions. broker dealer. Please Member consult of SIPC the sales restrictions relating to the products or © For UBS information 1998-2015. as to All which rights entity reserved. provides Selected the services market in data each provided jursidiction by Solvians. click here. For information regarding market data terms of use click here.

UBS ETRACS

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Home | List of ETNs | Education Materials | Press Releases | Contact Us

All products

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- BDCs
- Commodities
- Equities
- Hybrid
- MLPs
- REITs
- Volatility

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- Income
- Leverage

Product Analytics Tool

Recent Product Launches
- VQTS
- HDLV
- LMLP
- FMLP

About ETRACS

Recent Product Launches

Welcome to the UBS ETRACS new recent product launch page highlighting the newest in ETRACS ETN products. ETRACS ETNs are exchange-traded notes, an innovative class of investment products offering access to markets and strategies that otherwise may not be readily available to investors, and offer unique diversification opportunities in a number of different sectors. For more information about our products please visit the ETRACS ETNs Product Description page.

Our Asset Class categories include Business Development Companies (BDCs), Commodities, Equities, Hybrid, MLPs, REITs and Volatility products and our Strategy categories span a range of products including Alpha, Income and Leverage. For more information about our ETN Structure please visit the UBS ETRACS ETNs Structure page and for more general information, contact UBS ETRACS.

VQTS ETN



ETRACS S&P 500 VEQTOR Switch ETN

HDLV ETN



ETRACS Monthly Pay 2xLeveraged US High Dividend Low Volatility ETN

LMLP ETN



ETRACS Monthly Pay 2xLeveraged Wells Fargo MLP Ex-Energy ETN

FMLP ETN



ETRACS Wells Fargo® MLP Ex-Energy ETN

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Important legal information specific to ETRACS ETNs.
UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for each offering of the ETRACS ETNs) with the Securities and Exchange Commission (the "SEC") for the offerings to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offerings to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and any applicable prospectus supplement by calling toll-free +1-(877)-387 2275.

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